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                                                                    EXHIBIT 4.33

No TD0155

                                    Lease Agreement

LESSOR: BEIJING GAOLING ESTATE DEVELOPMENT CO. LTD.

LESSEE: BEIJING AIRINBOX INFORMATION TECHNOLOGIES CO. LTD.

     The lessor is the owner of the Tenda Building, which the lessor agrees to let and the lessee agrees to lease. Pursuant to the Contract Law of the People's Republic of China and other relevant laws and regulations, two parties enter into a lease agreement as follows to stipulate the rights and obligations of the lessor and lessee.

Article 1 Rental, Property Management Fee and Deposit

     1.1 The lessor agrees to let the rooms of 01/02/03/11 on the 22nd Floor of Tenda Building to the lessee as office. The lease area of the rooms (hereinafter referred to as the "Leased Rooms"), mutually confirmed by the two parties, is 601 square meters in total. (Appendix 1 of this Agreement is the surface area drawing of the Leased Rooms, which is used exclusively to confirm the location.)

     1.2 The lease term is 1 year 3 months 7 days, commencing from the 21st February 2005 to 27th May 2006.

     1.3 The rent is USD 14.40/Month/Sq.M. (RMB 3.98 Yuan/Day/Sq.M) while the Property Management Fee is USD 3.6/Month/Sq.M (RMB1 Yuan/Day/Sq.M). Therefore the total fee for each month (including the property management fee) is USD 10,818.00 (RMB 89789.40 Yuan).Every month is calculated as 30 days in this agreement. The rent and property management fee shall be paid monthly and prepaid every month; that means the lessee shall pay the rent and property management fee of the next month before the 21st of each previous month in RMB. The aforesaid fee will not be regarded as having been made unless lessor has received the payment. The lessor shall issue corresponding legal receipts to the lessee once the lessee made the payment.

     1.4 The lessor is entitled to adjust the rental and property management fee in the case that the lease term is more than 2 years.

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     1.5 The lessee shall give three months' rent and property management fee to the lessor as the guaranty of performing this Agreement (hereinafter referred to as the "deposit"), which amount to USD 32,454.00 (RMB
     269,368.20 Yuan, in words: TWO HUNDRED SIXTY NINE THOUSAND THREE HUNDRED
     AND SIXTY EIGHT YUAN TWENTY JIAO).

     1.6 The lessee may terminate this Agreement by written notice to the lessor, in the case that the lessor fails to deliver the Leased Rooms to the lessee without any fault or negligence. Under such circumstances, the lessor shall return the deposit, rent and property management fee, which have been collected, to the lessee (without charging any interest of the aforesaid fees).

     1.7 The rent and property management fee shall be paid monthly and prepaid every month within 10 days commencing from each lease term begins; that means the lessee shall pay the rent and property management fee of next month before the 21st of each previous month (including 21st of each month). The aforesaid fee will not be regarded as having been made unless the lessor has received the payment. The lessee shall pay the lessor a late fee, which is two per ten thousand of the delayed payment per day, provided that the lessee failed to make the payment pursuant to the period stipulated in the Agreement.

     1.8 The lessor is entitled to deduct from the deposit in compensation for lessor's losses and the delayed payment in case that the lessee violates the Agreement (including delaying the payment of rent, property management fee, compensating lessor's damages due to lessee's failure in performance of the agreement). When the amount of the deposit kept by the lessor after the deduction of rental therefrom is less than the amount prescribed herein in clause 5, the lessee shall replenish it within three days after receipt of a written notice from the lessor. Otherwise, the lessor has the right to take such measures as cutting telephone line or power until the agreement is terminated by lessor. The lessee shall compensate lessor's economic losses result from deposit deficiency.

     1.9 In case the lessee fully performs this Agreement, the lessor shall return the whole deposit (without interest) to the lessee within 30 days from the day when

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     this agreement is expired, the lessee returns the Leased Rooms and pays up relevant fees to lessor.

     1.10 Without the permission of the lessor, the lessee cannot assign the right of claim for the return of the deposit to any third party or use it as a guaranty for lessor's debt.

Article 2. Termination by the lessee during the valid period of this Agreement


     With written notice to the lessor and paying the whole deposit, this Agreement can be terminated by the lessee during the valid period.

Article 3. The Equipments and Reconstruction of the Leased Rooms

     3.1 The lessor shall furnish the house with the following equipments:

          1. central air-conditioner, ceiling(including intake, automatic smoke sensor, gushing machine, daylight lamp and head lamp, etc)

          2. 220v electrical plug, communication circuitry, antenna plug for satellite TV.

     3.2 In need of making any fitments or reconstruction of the Leased Rooms, the lessee shall provide the lessor with blueprint and scheme of the fitments and reconstruction as well as the introduction of the construction enterprise and its personnel in advance. The construction enterprise is obligated to pay management fee RMB 3,918.52 Yuan (in words: RMB THREE THOUSAND NINE HUNDRED EIGHTEEN YUAN FIFTY TWO JIAO) to the lessor. The construction can be commenced, provided that the payment of construction guaranty fee and management fee is paid by the construction enterprise. The lessor shall refund the construction fee to the lessee, in case that, through lessor's checking and accepting, the lessor confirms the construction is completed based on the blueprint and scheme approved by the lessor and no damages has been made to equipments or facilities of the Leased Rooms. The lessee shall bear the taxes of the additional fitments and equipments, regardless the account name on the bill or what kind of fee item the tax shown on the bill.

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     3.3 In case that the lessee rents a direct telephone number (the account is opened under the name of the lessor in the telecom company) from the lessor, who will bear the telephone fee instead of the lessee, the lessee shall pay RMB 5000Yuan/each line (in words: RMB FIVE THOUSAND Yuan each line) as deposit of the telephone fee and RMB 300 Yuan /Year/Line (in words:RMB THREE HUNDRED YUAN every year for each line) as circuitry maintenance fee. After paying the deposit of telephone fee and circuitry maintenance fee, the lessee may choose telephone number and the lessor is responsible for installing the telephone. The lessee shall pay each month's telephone bill within 7 days after receiving the notice from the lessor.
     The lessor shall refund the deposit of telephone fee without interest to lessee when the Agreement is expired; In case that the lessee brings the direct telephone number itself or open an account under the name of itself in the telecom company, it shall pay the following fees in lump sum: circuitry occupation fee of RMB 200Yuan/each line (in words: RMB TWO
     HUNDRED YUAN each line), transfer fee of RMB 5 Yuan/each line (in words:
     RMB FIVE HUNDRED each line) and circuitry maintenance fee of RMB 100Yuan/each line (in words: RMB ONE HUNDRED Yuan each line). The lessor shall assist lessee in installing the telephone.

Article 4. Re-leasing

     After the expiry of the lease, the lessee has the right of priority to extend the term of the agreement under the same circumstances, provided that the lessee notifies the lessor in writing three months before the expiry of the agreement. The terms and conditions of re-leasing shall be negotiated by both parties (the range for the adjustments of the price shall be made according to the rise or drop of the real estate index and the general leasing price of the whole building). If the lessee does not notify the lessor in the aforesaid period, it will be regarded that lessee will not re-lease the Leased Rooms and shall move out of the Leased Rooms before the termination date of the Agreement.

Article 5. The Return of the Leased Rooms

     5.1 After the expiry of the agreement, the lessee shall return the Lease Rooms according to the time notified by the lessor. If the Leased Rooms cannot be returned on time for the reason on the part of the lessee and there is a new

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     lessee, the lessor in entitled to request the lessee to leave the Leased
     Rooms in 3 days and deduct part of or entire deposit in compensating lessor's losses suffered from lessee's delaying in returning the Lease Rooms. In case the deposit is not sufficient for compensating lessor's losses, the lessor is entitled to claiming for the insufficient part. If the Leased Rooms have not been rented to other lessees, it will be deemed by the lessor that the lessee will re-lease the Leased Rooms. In such circumstances, the lessee shall re-lease the Leased Rooms. If lessee refuses to re-lease, the lessor will have the right to request the lessee to move out of the Lease Rooms and deduct part of or entire deposit in compensating lessor's losses suffered from lessee's delaying in moving out..

     5.2 When the lessee return the Lease Rooms after expiration, the Leased Rooms shall be in good status(excluding reasonable wear and tear); the lessor has right to deduct the deposit to compensate corresponding reasonable losses when it finds that the rooms and equipments is damaged from the reason on part of the lessee. In case the deposit is not sufficient enough to compensate lessor's losses, the lessee shall replenish the margin in case that the deposit is insufficient for the losses within 3 days after receiving lessor's written notice.

     5.3 As to accession made by the lessee to the Leased Rooms (shall be approved by the lessor), the lessor is not certainly to request the lessee to restore it to the original conditions. The lessor shall not pay the expenses back for the accession even if the lessee does not make the restoration.

Article 6. The Obligations of the Lessee

     The lessee agrees to abide by the following provisions:

     6.1 The lessee shall abide by all the rules and regulations stipulated by the lessor and its authorized agent. The detail content is in Appendix two "Client Handbook". The lessee shall strictly abide by the rules and regulations and can not reject without reasonable causes if lessor notifies lessee of all reasonable alteration it made on the rules and regulations (adding or reducing clauses or revising). If inconsistency occurs between the Client Handbook and this Agreement as well as other appendixes, the concluded Agreement and appendixes shall prevail.

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     6.2 The lessee shall not or allow others to take any actions, which will make the insurance of the Lease Rooms and the building invalid or possibly invalid, or result in an increase of the insurance premium. Otherwise, the lessee shall bear the corresponding increase of the insurance premium and other related expenses for repurchase of the insurance by the lessor due to lessee's violation of this clause. The lessee shall pay the aforesaid fees according to the period asked by lessor after the occurrence of lessee's violation.

     6.3 The lessee shall not take the following activities

          1.   To use the Leased Rooms to conduct illegal activities.

          2. To assign the rights of lessee under the agreement to others or use it as security.

          3. To lease part of or entire Leased Rooms to others or let others use the Leased Rooms.

          4. To use the Leased Rooms with a third party (not including affiliated enterprises of the lessee which means the parent company, subsidiary, branch company of the lessee or the company which shares the common investment party and legal representative with the lessee) or show other's name as the lessee of the Leased Rooms.

          5. To transfer the ownerships of the ornaments, equipments and articles in the Leased Rooms to any third party or use them as security.

     6.4 The lessor shall take charge of the safety during the lease term and be responsible for theft or damages of the articles in the Leased Rooms. In case of fire, the lessee shall make compensation to lessor if the fire is occurred due to lessee's reason.

Article 7. The Obligations of the Lessor

     The lessor agrees to abide by the following provisions:

     7.1 The lessor shall guaranty the public facilities (including illumination, air-conditioner, automatic smoke sensor, shower, WC and elevator, etc.) are in

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     good status. The repairs shall be made in time after receiving trouble report from the lessee.

     7.2 Implementing twenty-four hours' security measures to ensure the security of the mansion.

     7.3 The lessor shall bear the corresponding losses suffered by the lessee due to quality problems of the Leased Rooms. (excluding the matters stipulated in Article 9 of this Agreement and the losses incurred due to the quality resulting from lessee's reconstruction)

Article 8. Damages and Breaching Liabilities

     8.1 The lessee shall compensate the lessor for losses due to intentional actions or negligence of lessee or its agent, employee. On the contrary, the lessor shall compensate lessee for losses due to intentional actions or negligence of lessor or its agent, employee.

     8.2 If the lessee breaches the agreement as well as appendixes and supplementary agreement and fails to make the rectification measures within 7 days since receiving lessor's written notice, the agreement is automatically terminated within 14 days since the written notice is issued. The lessee shall leave the house within 5 days since the issues of the written notice after the agreement is automatically terminated; at the same time, the lessor is entitled to claim for damages with the amount of three months' renting fees and management fees; the lessee also agrees to bear losses and expenses incurred. The lessor shall deduct the guaranty money for the compensation if the amount of the guaranty money the lessee has paid is the same as the damages. Otherwise, the lessee is obligated to make up the margin. The measures prescribed here are not the solitary measures. The lessor is entitled to take other measures in case of the breach.

Article 9. Exemption From Liabilities

     The lessor is exempted from liabilities in the following cases:

          1. The temporary cease for the utilization of the public establishments for the necessary maintenance of the building or not for the reason of the lessor.

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          2.   The losses the lessee suffers is incurred in the event of
               earthquake, typhoon and other events which belongs to Force Majeure.

          3. The lessee suffers the losses for the reason of other lessees or the third parties (but the lessor is responsible to assist the lessee for reimbursement from the infringers).

Article 10. Abandonment of the Rights

     The abandonment for any right stipulated by the agreement shall be based on the written signature of the lessor. The facts that the renting fee or other items the lessee paid is insufficient to the amounts stipulated by the agreement, or with the consent of the lessor, do not have any influence on the right of the lessor to claim for the arrearage and the rights to take other measures according to the agreement or laws and regulations.

Article 11. The Service of the Notice

     All the notices required by the agreement shall be issued in written form. The invoices, bill of documents and other notices issued by the lessor to the lessee shall be marked with the lessee as addressee. The written notice is regarded as having served if it is delivered to the leased house, sent by the registered mail or delivered to the address of the lessee in Beijing. The notice issued by the lessee to the lessor will be regarded as having served if it is delivered to the following address and accepted with signature: Beijing Gao Ling Real Estate Development Co. Ltd, No.168, Xi
     Zhi Men Wai Avenue, Haidian District, Beijing, China

Article 12. Disputes

     The agreement shall be governed and explained by the law of PRC. Any party may file the action to the people's court in the jurisdiction if the lessor and lessee cannot settle the disputes which arise from the agreement with negotiation.

Article 13. Business License and Language

     The lessee shall produce business license and the authorization letter for the authorized representative to sign the agreement on behalf of the lessee. The copy of the duplicate of the business license and the original authorization letter will be enclosed of the agreement. As an important part of the agreement, the

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     appendix will be effected at the same time and have the same legal effect with the agreement.

     The agreement and its appendix shall be written in Chinese or English with the same legal effect. The agreement has two original copies while the lessor and lessee will hold one of them.

Article 14. Supplementary Agreement

     The parties of the agreement can conclude supplementary agreement through negotiation on other related matters. The supplementary agreement with the same legal effect as the agreement will be annexed to the agreement as an important part of the agreement.

     The agreement is effective on the date of the subscription as well as the guaranty The agreement is effective on the date of the subscription as well as the guaranty is fully paid.

Appendix One: Surface Area Drawing of the Leased Rooms
Appendix Two: <Clients Handbook>
Appendix Three: Supplementary Agreement

(Signature Page)

LESSOR: BEIJING GAOLING ESTATE DEVELOPMENT CO. LTD.

ADDRESS: NO.168, XI ZHI MEN WAI AVENUE, HAIDIAN DISTRICT, BEIJING, CHINA

POST CODE: 100044


LEGAL REPRESENTATIVE (SIGNATURE): _______________
TEL: 8838 3388
ACCOUNTING BANK: ________________________
DATE: 2005-2-25

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LEASEE: BEIJING AIRINBOX INFORMATION TECHNOLOGIES CO., LTD.

ADDRESS: ____________________________________
POST CODE: __________________________________


LEGAL REPRESENTATIVE (SIGNATURE): ___________
TEL: ________________________________________
ACCOUNTING BANK: ____________________________
DATE: 2005-2-25

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SUPPLEMENTARY AGREEMENT FOR <THE LEASE AGREEMENT >. NUM. TD 0155

LESSOR: BEIJING GAOLING ESTATE DEVELOPMENT CO. LTD.
LESSEE: BEIJING AIRINBOX INFORMATION TECHNOLOGIES CO., LTD.

          The lessor and lessee reach the following supplementary agreement as to < the Lease Agreement >. Num. TD 0155 (hereafter simplified as <the Agreement>):

     1.   Free Leasing Period: 75 days totally, in the following period.

               1. (1) February 21, 2005 to April 6, 2005

               2. (2) April 28, 2006 to May 27, 2006

          During the free leasing period, the lessee shall only pay RMB 1.00 Yuan/day/Sq.M. as the management fee and other related fees. If <the Agreement > is terminated before the expiration, the free period after the termination date will not come into effect any more and the lessor shall not make compensation to the lessee. The lessee shall make up for all the renting fee according to the stipulated rental of <the Agreement> if <the Agreement> is terminated by the lessee before the expiration of the renting term.

     2 One clause is added to the article one. The renting fee and management fee should be calculated in USD and received by RMB. The exchange rate between the USD and RMB is fixed at 1:8.3.

     3. The lessor agrees to add roof-inhaled air-condition while the specific construction method should be approved by the lessor. The expenses of the reconstruction for the air-conditioning shall be borne by the lessee. When the lessee removes the ceiling and air-condition at the time of the termination of <the Agreement> and returns the Leased Rooms, the lessee shall restore the ceiling and air-condition system back to the original status while the expenses shall be borne by the lessee.

     4. The lessee shall produce blueprints in advance to the lessor and get the consent from the lessor and the fire control department for carrying out the construction if the lessee plans to make secondary fitments and reconstructions to the Leased Rooms. The lessee should not tie up the fire control channels and alter the fire control sub-area of the Leased Rooms. The modification for the liquid, ventilation and fire control system shall be carried out by the construction company appointed by the lessor, while related expenses shall be borne by the lessee.. The fitments and modification to the common area of the building should be restored to the original status at the time of its departure. All the expenses should be borne by the lessee.

     5. The lessor shall increase the electric power. The modification for electric power in the rented area shall be organized by the lessor. The lessee shall bear the related expenses which will be paid by the lessor before the modification is carried out.

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     6.   The lessee shall pay RMB 359,157.60 Yuan, as the "Deposit three and
          Pay one" Clause in <the Agreement>, which shall be paid to lessor, by the end of February 21st 2005. (in words: RMB THREE HUNDRED FIFTY NINE THOUSAND ONE HUNDRED AND FIFTY SEVEN YUAN SIXTY JIAO)

     7. The supplementary agreement is the supplements and alteration for <the Agreement> and has the same legal effect with <the Agreement>. This agreement will prevail as to any conflict between the supplementary agreement and <the Agreement>. Others will be executed by <the Agreement>.

     8. The agreement has two original copies while the lessor and lessee will hold one of them. The agreement is effective on the date of the subscription.

LESSOR: BEIJING GAOLING ESTATE DEVELOPMENT CO. LTD.


LEGAL REPRESENTATIVE OR CONSIGNER (SIGNATURE): ____________
DATE: FEBRUARY 25, 2005


LEASEE: BEIJING AIRINBOX INFORMATION TECHNOLOGIES CO., LTD.


LEGAL REPRESENTATIVE OR CONSIGNER (SIGNATURE): ____________
DATE: FEBRUARY 25, 2005